Exhibit 99.1

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE ANNOUNCES 2018 FOURTH QUARTER AND

YEAR-END RESULTS

Reports $71.6 Million Net Income in 2018

DeRidder, LA – February 27, 2019—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced results for the fourth quarter and year ended December 31, 2018.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned	$88,837	$87,377	1.7%	$350,326	$346,156	1.2%
Net investment income .	8,056	7,312	10.2%	30,452	29,281	4.0%
Net realized gains (losses) on investments, pretax.	(65)	114	NM	(1,536)	(647)	137.4%
Net income (1).	18,806	649	NM	71,632	46,231	54.9%
Diluted earnings per share (1).	$0.98	$0.03	NM	$3.71	$2.40	54.6%
Operating net income	20,711	13,195	57.0%	74,495	59,272	25.7%
Operating earnings per share	$1.07	$0.69	55.1%	$3.86	$3.08	25.3%
Book value per share .	$21.26	$22.10	-3.8%	$21.26	$22.10	-3.8%
Net combined ratio	81.0%	88.3%		82.9%	84.7%
Return on average equity .	17.3%	0.6%		17.2%	10.5%

(1)

For 2017, includes $12.6 million, or $0.66 per share, of additional income tax expense related to the impact of tax legislation requiring net deferred tax assets to be revalued at the new federal corporate tax rate of 21%.

G. Janelle Frost, President and Chief Executive Officer stated, “For policyholders the AMERISAFE value proposition hinges on our service. We work with our insureds to evaluate risk, enhance safety, and intensively manage claims for best outcomes. The service provided by our experienced employees has positioned AMERISAFE for consistent financial stability and strong returns for our shareholders. We are pleased 2018 was no exception, with the Company reporting a combined ratio of 82.9% and a return on average equity of 17.2% in the midst of a soft, highly competitive market.”

Insurance Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	(in thousands)			(in thousands)
Gross premiums written .	$75,328	$81,115	-7.1%	$351,696	$350,267	0.4%

Net premiums earned .	88,837	87,377	1.7%	350,326	346,156	1.2%
Loss and loss adjustment expenses incurred	52,055	58,286	-10.7%	204,891	209,324	-2.1%
Underwriting and certain other operating costs, commissions, salaries and benefits	18,979	18,090	4.9%	81,133	78,776	3.0%
Policyholder dividends	858	761	12.7%	4,148	4,868	-14.8%

Underwriting profit (pre-tax)	$16,945	$10,240	65.5%	$60,154	$53,188	13.1%

Insurance Ratios:
Current accident year loss ratio .	71.5%	75.0%		71.5%	70.5%
Prior accident year loss ratio	-12.9%	-8.3%		-13.0%	-10.0%

Net loss ratio	58.6%	66.7%		58.5%	60.5%
Net underwriting expense ratio .	21.4%	20.7%		23.2%	22.8%
Net dividend ratio	1.0%	0.9%		1.2%	1.4%

Net combined ratio	81.0%	88.3%		82.9%	84.7%

◾

Voluntary premiums for policies written during the quarter ended December 31, 2018 decreased $6.1 million, or 7.9%, compared with the fourth quarter of 2017. For the full year 2018, voluntary premiums written decreased 1.5%, compared with 2017.

◾

Payroll audits and related premium adjustments increased premiums written by $2.3 million in the fourth quarter of 2018, compared with $2.1 million in the fourth quarter of 2017. The fourth quarter of 2018 included a one-time $2.3 million reduction in other adjustments due to an error by the Pennsylvania Workers Compensation Rating Bureau in setting rates for a portion of 2018. For the full

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year, payroll audits and related premium adjustments totaled $7.3 million in 2018 compared with $0.6 million in 2017, an increase of $6.7 million.

◾

The current accident year loss ratio for the fourth quarter was 71.5%, unchanged from the first three quarters of 2018, and an increase of 1.0 percentage point from 70.5% for the full year 2017. During the quarter, the Company experienced favorable case development for prior accident years which reduced loss and loss adjustment expenses by $11.5 million. Accident years 2015, 2016, as well as 2009 and 2011 were the primary contributors to the favorable development. In total, prior accident year favorable development for the year ended December 31, 2018 was $45.6 million, compared with favorable development of $34.8 million in 2017. These results reflect improved trends for both closing claims and claims severity and were driven largely by favorable case reserve development on claims that were closed during the year.

◾

For the quarter ended December 31, 2018, the underwriting expense ratio was 21.4% compared to 20.7% in the same quarter in 2017. The increase was due to higher premium-based assessments in the fourth quarter compared to the same quarter a year ago. For the year ended December 31, 2018, the underwriting expense ratio was 23.2%, compared with 22.8% in 2017.

◾

The effective tax rate for the quarter ended December 31, 2018 was 17.4%. Excluding the impact of revaluing deferred tax assets in the fourth quarter of 2017, the effective tax rate for the full year 2018 was 18.2% compared with 28.4% for 2017. The decrease in the rate was due to the new lower federal corporate tax rate of 21% compared with 35% in 2017.

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Investment Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	(in thousands)			(in thousands)
Net investment income	$8,056	$7,312	10.2%	$30,452	$29,281	4.0%
Net realized gains (losses) on investments (pre-tax)	(65)	114	NM	(1,536)	(647)	137.4%
Net unrealized losses on equity securities (pre-tax)	(2,347)	—	NM	(2,088)	—	NM
Pre-tax investment yield	2.7%	2.4%		2.6%	2.5%
Tax-equivalent yield (1)	3.2%	2.9%		3.2%	2.9%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate effective January 1, 2018.

◾

Net investment income for the quarter ending December 31, 2018, increased 10.2% to $8.1 million from $7.3 million in the fourth quarter of 2017, due to higher yields on investment securities. For the full year 2018, net investment income was $30.5 million compared with $29.3 million for 2017, an increase of 4.0%.

◾	Net unrealized losses on equity investments were $2.3 million for the fourth quarter of 2018, which reduced overall net income by $0.10 per share.

◾	As of December 31, 2018, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

Capital Management

In an accompanying announcement, the Company’s Board of Directors increased the regular quarterly dividend 14% from $0.22 per share to $0.25 per share, payable on March 22, 2019 to shareholders of record as of March 8, 2019.

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Supplemental Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(in thousands, except share and per share data)
Net income	$18,806	$649	$71,632	$46,231
Less: Impact of tax reform legislation	—	(12,620)	—	(12,620)
Less:
Net realized gains (losses) on investments	(65)	114	(1,536)	(647)
Net unrealized losses on equity securities .	(2,347)	—	(2,088)	—
Tax effect (1)	507	(40)	761	226

Operating net income (2) .	$20,711	$13,195	$74,495	$59,272

Average shareholders’ equity (3) .	$434,379	$460,184	$417,593	$440,787
Less:
Average accumulated other comprehensive income (loss)	(2,517)	3,323	1,390	1,560

Average adjusted shareholders’ equity	$436,896	$456,861	$416,203	$439,227

Diluted weighted average common shares	19,284,923	19,246,150	19,293,082	19,245,866
Return on average equity (4)	17.3%	0.6%	17.2%	10.5%
Operating return on average adjusted equity (2) .	19.0%	11.4%	17.9%	13.3%
Diluted earnings per share	$0.98	$0.03	$3.71	$2.40
Operating earnings per share (2)	$1.07	$0.69	$3.86	$3.08

(1)	The tax effect of net realized capital gains was calculated assuming an annual tax rate of 35% in 2017 and 21% in 2018.
(2)

Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for Thursday February 28, 2019, at 10:30 a.m. Eastern Time to discuss the results for the quarter and year, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695

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(Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 7, 2019. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 4089884#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission,

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including AMERISAFE’s Annual Report on Form 10-K. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Gross premiums written .	$75,328	$81,115	$351,696	$350,267
Ceded premiums written	(2,362)	(2,288)	(9,344)	(8,869)

Net premiums written	$72,966	$78,827	$342,352	$341,398

Net premiums earned	$88,837	$87,377	$350,326	$346,156
Net investment income	8,056	7,312	30,452	29,281
Net realized gains (losses) on investments.	(65)	114	(1,536)	(647)
Net unrealized losses on equity securities	(2,347)	—	(2,088)	—
Fee and other income	188	134	599	418

Total revenues .	94,669	94,937	377,753	375,208

Expenses:
Loss and loss adjustment expenses incurred .	52,055	58,286	204,891	209,324
Underwriting and other operating costs .	18,979	18,090	81,133	78,776
Policyholder dividends .	858	761	4,148	4,868

Total expenses .	71,892	77,137	290,172	292,968

Income before taxes	22,777	17,800	87,581	82,240
Income tax expense (1)	3,971	17,151	15,949	36,009

Net income .	$18,806	$649	$71,632	$46,231

(1)

For 2017, includes $12.6 million of additional income tax expense related to the impact of tax legislation requiring net deferred tax assets to be revalued at the new federal corporate tax rate of 21%.

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Basic EPS:
Net income .	$18,806	$649	$71,632	$46,231

Basic weighted average common shares .	19,223,189	19,177,261	19,208,978	19,165,489
Basic earnings per share	$0.98	$0.03	$3.73	$2.41

Diluted EPS:
Net income	$18,806	$649	$71,632	$46,231

Diluted weighted average common shares:
Weighted average common shares .	19,223,189	19,177,261	19,208,978	19,165,489
Stock options and restricted stock.	61,734	68,889	84,104	80,377

Diluted weighted average common shares	19,284,923	19,246,150	19,293,082	19,245,866
Diluted earnings per share .	$0.98	$0.03	$3.71	$2.40

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Investments	$1,125,490	$1,130,314
Cash and cash equivalents	40,344	55,559
Amounts recoverable from reinsurers .	112,006	90,133
Premiums receivable, net	162,478	174,234
Deferred income taxes .	21,852	19,262
Deferred policy acquisition costs .	19,734	20,251
Other assets .	34,027	28,483

	$1,515,931	$1,518,236

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses .	$798,409	$771,845
Unearned premiums	149,296	157,270
Insurance-related assessments .	28,258	28,246
Other liabilities .	130,206	135,452
Shareholders’ equity .	409,762	425,423

Total liabilities and shareholders’ equity	$1,515,931	$1,518,236

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